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                                                                     Exhibit 4.6


                             SALE PARTICIPATION AGREEMENT


                                                May 19, 1997



_____________________
Amphenol Corporation
358 Hall Avenue
Wallingford, Connecticut 06492

Dear ___________________:

         You have entered into a Management Stockholder's Agreement, dated as of May 19, 1997 between Amphenol Corporation, a Delaware corporation ("the Company"), and you (the "Stockholder's Agreement") relating to your ownership and/or purchase of shares of the Class A Common Stock, par value $.001 per share (the "Common Stock") of the Company. The undersigned, KKR Partners II, L.P., a Delaware limited partnership ("KKR Partners"), NXS Associates, L.P., a Delaware limited partnership ("Associates"), KKR 1996 Fund L.P., a Delaware limited partnership ("KKR 1996"), and NXS I, L.L.C., a Delaware limited liability company ("NXS LLC"), also have acquired shares of Common Stock of the Company and hereby agree with you as follows, effective upon the Effective Time of the Merger (as defined in the Stockholder's Agreement) or, in the event that you entered into such Stockholder's Agreement subsequent to the Effective Time of the Merger, upon the purchase of Common Stock by you:

         1. In the event that at any time KKR Partners, Associates, KKR 1996 or NXS LLC, as the case may be (each, a "Selling Party" and collectively, the "Selling Parties"), proposes to sell for cash or any other consideration any shares of Common Stock of the Company owned by it, in any transaction other than a Qualified Public Offering (as defined in the Stockholder's Agreement) or a sale to an affiliate of KKR Partners, Associates, KKR 1996 or NXS LLC, as the case may be, the Selling Party will notify you or your Management Stockholder's Estate or Management Stockholder's Trust (as such terms are defined in Section 2 of the Stockholder's Agreement), as the case may be, in writing (a "Notice") of such proposed sale (a "Proposed Sale") and the material terms of the Proposed Sale as of the date of the Notice (the "Material Terms") promptly, and in any event not less than 15 days prior to the consummation of the Proposed Sale and not more than 5 days after the execution of the definitive agreement relating to the Proposed Sale, if any (the "Sale Agreement"). If within 10 days of your or your Management Stockholder's Estate's or Management Stockholder's Trust's, as the case may be, receipt of such Notice the Selling Party receives from you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, a written request (a "Request") to include Common Stock held pursuant to the Stockholder's Agreement by you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, in the Proposed Sale (which Request shall be irrevocable unless (a) there shall be a material adverse change in the Material Terms or (b) if otherwise mutually agreed to in writing by you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, and the Selling Party), the Common Stock so held by you will be so included as provided herein; provided that only one Request, which shall be executed by you or your Management Stockholder's Estate or


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Management Stockholder's Trust, as the case may be, may be delivered with respect to any Proposed Sale for all Common Stock held by you or your Management Stockholder's Estate or Management Stockholder's Trust. Any Common Stock held by you or by your Management Stockholder's Estate or Management Stockholder's Trust which is not subject to the terms and conditions of the Stockholder's Agreement shall not be included in any Proposed Sale, and references to Common Stock herein shall be construed accordingly. Promptly after the consummation of the transactions contemplated thereby, the Selling Party will furnish you, your Management Stockholder's Trust or your Management Stockholder's Estate with a copy of the Sale Agreement, if any. In the event that KKR Partners and any or all of Associates, KKR 1996 and/or NXS LLC propose to sell shares of Common Stock in the Proposed Sale, the term "Selling Partnership" shall refer only to Associates, KKR 1996 and/or NXS LLC, as the case may be, and not to KKR Partners.

         2. The number of shares of Common Stock which you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, will be permitted to include in a Proposed Sale pursuant to a Request will be the lesser of (a) the sum of the number of shares of Common Stock then owned by you or your Management Stockholder's Estate or Management Stockholder's Trust (and held pursuant to the Stockholder's Agreement), as the case may be, plus all shares of Common Stock which you are then entitled to acquire under an unexercised Option (as defined in the Stockholder's Agreement) to purchase shares of Common Stock, to the extent such Option is then vested or would become vested as a result of the consummation of the Proposed Sale and (b) the sum of the shares of Common Stock then owned by you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, plus all shares of Common Stock which you are entitled to acquire under an unexercised Option to purchase shares of Common Stock, whether or not fully vested, multiplied by a percentage calculated by dividing the aggregate number of shares proposed to be sold in the Proposed Sale by the total number of shares of Common Stock (x) owned by all parties who have rights pursuant to this Agreement and any other Sale Participation Agreement with respect to the Common Stock of the Company and
(y) KKR Partners, Associates, KKR 1996 and NXS LLC. If one or more holders of shares of Common Stock who have been granted the same rights granted to you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, hereunder elect not to include the maximum number of shares of Common Stock which such holders would have been permitted to include in a Proposed Sale (the "Eligible Shares"), KKR Partners, Associates or NXS LLC, KKR 1996 or NXS LLC, or such remaining holders of shares of Common Stock, or any of them, may sell in the Proposed Sale a number of additional shares of Common Stock owned by any of them equal to their pro rata portion of the number of Eligible Shares not included in the Proposed Sale, based on the relative number of shares of Common Stock then held by each such holder, and such additional shares of Common Stock which any such holder or holders propose to sell shall not be included in any


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calculation made pursuant to the first sentence of this Paragraph 2 for the purpose of determining the number of shares of Common Stock which you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, will be permitted to include in a Proposed Sale. KKR Partners, Associates, KKR 1996 and NXS LLC, or any of them, may sell in the Proposed Sale additional shares of Common Stock owned by any of them equal to any remaining Eligible Shares which will not be included in the Proposed Sale pursuant to the foregoing.

         3. Except as may otherwise be provided herein, shares of Common Stock subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock which the Selling Party proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation: the sales price; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information requested by the Selling Party; and the provision of requisite indemnifications; provided that any indemnification provided by you, your Management Stockholder's Estate or your Management Stockholder's Trust shall be pro rata in proportion with the number of shares of Common Stock to be sold.

         4. Upon delivering a Request, you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, will, if requested by the Selling Party, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Selling Party with respect to the shares of Common Stock which are to be sold by you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, pursuant hereto (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as your or your Management Stockholder's Estate's or Management Stockholder's Trust's, as the case may be, agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on your or your Management Stockholder's Estate's or Management Stockholder's Trust's, as the case may be, behalf with respect to the matters specified therein.

         5. Your or your Management Stockholder's Estate's or Management Stockholder's Trust's, as the case may be, right pursuant hereto to participate in a Proposed Sale shall be contingent on your or your Management Stockholder's Estate's or Management Stockholder's Trust's, as the case may be, strict compliance with each of the provisions hereof and your or your Management Stockholder's Estate's or Management Stockholder's Trust's, as the case may be, willingness to execute such documents in connection therewith as may be reasonably requested by the Selling Party.

         6. In the event of a Proposed Sale pursuant to Section 1 hereof, the Selling Party may elect, by so specifying in the Notice, to require you or your Management


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Stockholder's Estate or Management Stockholder's Trust, as the case may be, to, and you or your Management Stockholder's Estate or Management
Stockholder's Trust, as the case may be, will, participate in such Proposed Sale in accordance with the terms and provisions of Section 2, 3 and 4 hereof.

         7. The obligations of KKR Partners, Associates, KKR 1996 and NXS LLC hereunder shall extend only to you or your Management Stockholder's Estate or Management Stockholder's Trust, as the case may be, and no other of your or your Management Stockholder's Estate's or Management Stockholder's Trust's, as the case may be, successors or assigns shall have any rights pursuant hereto.

         8. This Agreement shall terminate and be of no further force and effect on the fifth anniversary of the first occurrence of a Public Offering (as defined in the Stockholder's Agreement).

         9. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered to the party to whom it is directed:

         (a) If to KKR Partners, Associates, KKR 1996 or NXS LLC, to it at the following address:

              c/o Kohlberg Kravis Roberts & Co.
              2800 Sand Hill Road
              Suite 200
              Menlo Park, California  94025
              Attn:  Michael Michelson

              with a copy to:

              Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, New York  10017
              Attn:  Charles I. Cogut, Esq.

         (b)  If to you, to you at the address first set forth above herein;

         (c) If to your Management Stockholder's Estate or Management Stockholder's Trust, at the address provided to such parties by such entity;

or at such other address as any of the above shall have specified by notice in writing delivered to the others by certified mail, overnight delivery or telecopy.

         10. The laws of the State of Delaware (or if the Company reincorporates in another state, of that state) shall govern the interpretation, validity and performance of the


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terms of this Agreement.  No suit, action or proceeding with respect to this
Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the States of Delaware (or if the Company reincorporates in another state, of that state) or New York, as the Selling Parties may elect in their sole discretion, and you hereby submit to the non-exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. You hereby irrevocably waive any right which you may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. You hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

         11. If KKR Partners, Associates, KKR 1996 or NXS LLC transfers its interest in the Company to an affiliate of KKR Partners, Associates, KKR 1996 or NXS LLC, as the case may be, such affiliate shall assume the obligations hereunder of KKR Partners, Associates, KKR 1996 or NXS LLC, as the case may be.

         12. Notwithstanding any other provision of this Agreement, neither the general partner nor the limited partners, nor any future general or limited partner of any of KKR Partners, Associates or KKR 1996, nor any member or managing member of NXS LLC, shall have any personal liability for performance of any obligation of such entity under this Agreement.

         It is the understanding of the undersigned that you are aware that no Proposed Sale presently is contemplated and that such a sale may never occur.

         If the foregoing accurately sets forth our agreement, please acknowledge your acceptance thereof in the space provided below for that purpose.

                                  Very truly yours,

                                  KKR PARTNERS II, L.P.

                                  By:  KKR Associates (Strata) L.P.,
                                       its General Partner

                                  By:  Strata L.L.C.,
                                       its General Partner

                                  By:  ------------------------------
                                        Name:
                                        Title:


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                                  NXS ASSOCIATES, L.P.

                                  By:  KKR Associates (NXS) L.P., its
                                       General Partner

                                  By:  KKR-NXS L.L.C., its
                                       General Partner

                                  By: -------------------------------
                                       Member


                                  KKR 1996 FUND L.P.

                                  By:  KKR Associates 1996 L.P., its
                                       General Partner,

                                  By:  KKR 1996 GP LLC, its
                                       General Partner


                                  By:  ------------------------------
                                        Member

                                  NXS I, L.L.C.

                                  By:  KKR 1996 Fund, L.P.,
                                       its Member

                                  By:  KKR Associates 1996 L.P.,
                                       its General Partner,

                                  By:  KKR 1996 GP L.L.C,
                                       its General Partner


                                  By:  ------------------------------
                                        Member

Accepted and agreed to:



By: __________________________

    __________________________